Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-4945, 33-62156, 333-8063, 333-19667, 333-26059, 333-81789 and 333-108471 on
Forms S-8 and in Registration Statement No. 333-115112 on Form S-3 of our reports dated January 17, 2006, relating to the financial statements and financial statement schedule of HEICO Corporation and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of HEICO Corporation and subsidiaries for the year ended October 31, 2005.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Fort Lauderdale, Florida
January 17, 2006